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Exhibit 4.1

EMPLOYMENT AGREEMENT

        This Employment Agreement is entered into as of the 13th day of February 2002 (the "Effective Date"), by and between Duane E. Pacha, hereinafter referred to as the "Employee" and ABCI Holdings, Inc. (hereinafter referred to as the "Company").

        WHEREAS, the Company is the operator of a business located in San Diego County, California and desires to employ Employee as Vice President of Research and Development; and

        WHEREAS, the Employee desires to be employed by the Company in such capacity and agrees to be bound by the terms and conditions set forth in this Agreement; and

        WHEREAS, the Employee understands the need to conduct his business activities according to the highest principles and ethical standards in dealings with the Company's clients, other employees and the Company itself; and

        WHEREAS, the Employee understands and agrees that he will be entrusted by the Company and its clients with confidential information and materials pertaining to the Company's business, including but not limited to Company products, business practices and procedures, future business plans for product development, customer lists and customer prospect materials, customer service records, together with marketing procedures, all of which were developed by the Company; and

        WHEREAS, it is mutually recognized that the Company has a legitimate business interest in protecting its name, goodwill, existing client relationships and confidential business information and trade secrets;

        NOW THEREFORE, in consideration of the foregoing and the mutual promises, agreements and covenants herein contained, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

        1. Employment.    The Company employs the Employee, and the Employee accepts such employment, commencing on the Effective Date as the Company's Vice President of Research and Development.

        2. Term and Duties.    The term of this Agreement shall be for two years unless sooner terminated by the Company pursuant to Paragraph Five herein. Employee is hired to work full time to work as the Company's Vice President of Research and Development including overseeing and managing the national sales efforts of the Company including marketing, event coordination and trade shows, clinics, product design, product research and development, the development and maintenance of a sales staff together with such other and further duties as the Company's Board of Directors may from time to time deem appropriate to the position.

        3. Compensation.    The Company shall pay to the Employee, as compensation for services rendered by the Employee, a salary of $84,500.00.

        a. Signing Bonus.    As a signing bonus, the Employee shall be entitled to the issuance of 1,000,000 shares of common stock of the Company at $.05 per share that the Company shall have registered with the Securities And Exchange Commission on Form S-8.

        4. Termination of Employment.    The employment of the Employee by the Company shall continue until terminated by either party as provided herein or by mutual consent. The Company may terminate the employment relationship by giving the Employee two (2) weeks written notice of termination for cause as defined in this paragraph. The Employee may terminate his employment after the term of two years. The Employee must terminate the employment relationship by giving the Company two

(2) weeks written notice of termination after the two year term. The Company may also immediately terminate the Employee without notice for cause.

        a. Cause Defined.    Cause is defined as a violation of any of the promises, covenants and agreements set forth in this Agreement, or for any other actions or conduct involving dishonesty.

        b. Consequence of Termination.    Upon termination of the employment relationship for any reason, the Company shall have no further obligation or liability whatsoever to the Employee other than the payment of salary for services rendered by the Employee. Under no circumstances will the Company be obligated to pay termination benefits, severance pay or any percentage over-ride not them represented by actual sales of the Company for which the Company has been paid, nor any compensation whatever after the last day of employment.

        5. Confidentiality and Ownership of Proprietary Information.    The Employee acknowledges and agrees that any and all Company products, information, data, documents, materials, methodologies, ideas, concepts, techniques, know-how, plans, designs, programs, systems or processes of any and every kind, nature or description, or whatever which he may learn, create, receive, use, become aware of or work with while employed by the Company including but not limited to business practices and procedures, product development, customer lists and customer prospect materials, customer service records, (hereinafter referred to collectively and with respect to each constituent item, portion, part or element thereof as the "Information") are owned by, proprietary to and constitute the trade secrets of the Company. The Employee further agrees, covenants, represents and warrants that he will treat the Information as strictly confidential and will never disclose such Information to anyone without the Company's prior written permission and consent.

        The Employee further agrees, covenants, represents and warrants that he will use the Information only in furtherance of the Company's business and interests, and that he will make no use of such Information in any other present or future activities, employment or business ventures, regardless of whether such activities or ventures are intended to or actually generate revenues or financial benefits to the Employee or any other person. In the event the employment relationship terminates, for any or whatever reason, the Employee further agrees that, before his departure from the Company, he will return any and all Company products, equipment and Information that he may have in his possession.

        6. Agreed Remedies.    In the event the Employee violates any of the terms and provisions set forth above in Paragraph Six and continues to violate any such provisions after the Company has notified him to cease and desist from such violations, the Employee understands and expressly agrees that the Company may, at its sole option, elect to enforce any or all of the following remedies:

        (A)    The Employee consents to the entry of an injunction without contest if sought by the Company to restrain Employee from any further such violations;

        (B)    If the Employee violates the provisions of Paragraph 5, the Employee agrees to pay the Company, as liquidated damages, an amount equal to 100% of the revenues Employee receives from using the Information.

        7. Expenses.    Employee shall be entitled to reimbursement of all expenses reasonably incurred on behalf of the Company provided that any expenses for which the Company is subject to reimbursement herein must be approved in advance by the Chief Executive Officer of the Company.

        8. Medical And Dental Benefits/ Vacation.    Employee shall be entitled to medical and dental insurance at the time similar benefits become available to all officers of the Company and to vacation time in accordance with established Company policy.

        9. Arbitration.    Any and all disputes, with exception of any application for provisional relief, shall be resolved by binding arbitration before the American Arbitration Association of San Diego,

California. The prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorney's sees, connected with enforcing any rights, whether based in contract, tort or both or any of the provisions of this Agreement. These rights and remedies are cumulative and not exclusive of any rights or remedies which the Company may have in law or equity, and the exercise of any one such right or remedy shall not preclude or waive the exercise of any other such right or remedy.

        10. Entire Agreement and Survival Obligations.    The parties hereby acknowledge, agree and represent, each to the other, that this Agreement constitutes the full, final, complete and entire understanding and agreement between them, that before executing this Agreement the Employee has read it, has been fully informed of its contents, meaning and legal effect, has understood the same, has had the opportunity to be advised concerning it and its effect, is entering into and executing it without coercion or duress and of his own free act and deed, and that its terms are contractual and not a mere recital.

        All representations, covenants and warranties contained herein shall survive the execution hereof and the payment and receipt of the consideration hereunder. Furthermore, the Employee's obligations under Paragraphs Six and Seven, inclusive, of this Agreement shall survive the termination of his relationship or employment by the Company for any reason.

        12. Severability.    If any clause, term, condition or provision of this Agreement is determined by a court of competent jurisdiction to be void, voidable, illegal or unenforceable, such clause, term, condition or provision shall be severed from the rest and remainder of the provisions set forth in this Agreement, and the unaffected provisions of this Agreement shall remain in full force and effect as though the invalid portion or provision had never been written herein.

        13. Governing Law.    The parties hereby agree that this instrument is to be construed and interpreted in accordance with the laws of the state of California.

        IN WITNESS WHEREOF, we have hereunto executed this Agreement as of the date and year first above written.

"Employee"	"Company"
/s/ DUANE E. PACHA Duane E. Pacha	/s/ THOMAS N. CARTER Thomas N. Carter

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  Exhibit 4.1